                                OPTION AGREEMENT



                                     BETWEEN



                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA



                                       AND



                                   VYSIS, INC.



                                       FOR



                              THE GLASS CHROMOSOME





                         UC CASE NOS. 95-095 AND 95-097

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                                TABLE OF CONTENTS



     ARTICLE NO.    TITLE                                                   PAGE
     -----------    -----                                                   ----

     RECITALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.  OPTION FOR EXCLUSIVE LICENSE. . . . . . . . . . . . . . . . . . . .  10
     3.  OPTION FEE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.  EXERCISE OF THE OPTION. . . . . . . . . . . . . . . . . . . . . . .  13
     5.  TERMS TO BE NEGOTIATED. . . . . . . . . . . . . . . . . . . . . . .  14
     6.  PROGRESS REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . .  18
     7.  PATENT PROSECUTION AND MAINTENANCE. . . . . . . . . . . . . . . . .  18
     8.  LIFE OF THE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . .  21
     9.  TERMINATION BY THE REGENTS. . . . . . . . . . . . . . . . . . . . .  22
     10. TERMINATION BY OPTIONEE . . . . . . . . . . . . . . . . . . . . . .  22
     11. DISPOSITION OF PRODUCT(S) ON HAND UPON TERMINATION. . . . . . . . .  23
     12. USE OF NAMES AND TRADEMARKS . . . . . . . . . . . . . . . . . . . .  23
     13. REPRESENTATIONS AND WARRANTS. . . . . . . . . . . . . . . . . . . .  24
     14. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     15. NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     16. ASSIGNABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     17. LATE PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     18. WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     19. GOVERNING LAWS. . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     20. CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     21. SUPPLY OF THE BIOLOGICAL MATERIALS. . . . . . . . . . . . . . . . .  30
     22. MAINTENANCE OF THE BIOLOGICAL MATERIALS . . . . . . . . . . . . . .  31
     23. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                OPTION AGREEMENT
                                       FOR
                               THE GLASS CHROMOSOME

     THIS OPTION AGREEMENT ("Agreement") is made and is effective this 3rd day of April 1996, by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550 ("The Regents"), and VYSIS, INC., an Illinois corporation, having a principal place of business at 3100 Woodcreek Drive, Downers Grove, Illinois 60511 ("Optionee").

                                    RECITALS

     WHEREAS, certain inventions, generally characterized as a method for comparing copy number of nucleic acid sequences where the target nucleic acid is bound to a solid surface and a high density array fabrication and readout method for a fiber-optic biosensor ("Invention"), were made in the course of research at the University of California, San Francisco (UCSF) in the Division of Molecular Cytometry under the direction of Joe W. Gray and Daniel Pinkel ("Principal Investigators") and at Medical Research Council (MRC), London, England, by Donna Albertson and are covered by Patent Rights as defined below;

     WHEREAS, The Regents owns an undivided interest in U.S. Patent No. 4,468,464 entitled "Process and Composition for Biologically Functional Molecular Chimeras" by S. Cohen, et al. and issued August 28, 1984, U.S. Patent No.

4,740,470 entitled "Biologically Functional Molecular Chimeras" by S. Cohen, et al. and issued April 26, 1988, and U.S. Patent No. 4,237,224 entitled "Process and Composition for Biologically Functional Molecular Chimeras" by S. Cohen, et al. and issued December 2, 1980, which patents may prevent the practice of Invention(s) claimed in Patent Rights contained in Paragraph 1.5 of this Agreement;

     WHEREAS, if it is necessary for Optionee to be licensed under the aforementioned U.S. Patent No. 4,468,464, U.S. Patent 4,740,470, or U.S. Patent No. 4,237,224 to practice the Invention claimed in Patent Rights, then Optionee shall obtain the necessary licenses from Stanford University; in no case do the rights and options granted to Optionee under the terms of this Agreement cover U.S. Patent No. 4,468,464, U.S. Patent No. 4,740,470, or U.S. Patent No. 4,237,224;

     WHEREAS, The Regents and MRC entered into an Interinstitutional Agreement (UC Control No. 95-28-1729) effective April 12, 1995, that grants to The Regents the right to exclusively manage the Patent Rights contained in Subparagraphs 1.5a and 1.5b and administer their licensure for commercial development of Products claimed therein;

     WHEREAS, the research conducted at UCSF under which the Invention was made was funded in part by the U.S. Department of Health and Human Services (DHHS);

     WHEREAS, under 35 USC Section 200-212, The Regents may elect to retain title to any invention (including the Invention) made by it under U.S. Government funding;

     WHEREAS, if The Regents elects to retain title to the Invention, then the law requires that The Regents grant to the U.S. Government a nontransferable, paid-up, nonexclusive, irrevocable license to use the Invention by or on behalf of the U.S. Government throughout the world;

     WHEREAS, The Regents and Optionee entered into a Research Agreement entitled "Research Agreement for the Development of Molecular Cytogenetics" dated July 1, 1994, to provide funding by Optionee to the Principal Investigators at UCSF to perform research in the detection and treatment of disease related to chromosome abnormalities ("Research Agreement");

     WHEREAS, the Research Agreement has been amended to include the conduct of research related to the Invention to be performed thereunder;

     WHEREAS, under the terms of the amended Research Agreement, Optionee may elect to include patent applications and resulting patents claiming inventions arising in the conduct of work performed thereunder in this Agreement;

     WHEREAS, The Regents and Optionee entered into a CRADA (defined below) to provide funding by Optionee, which funding is partially provided under a NIST grant, to the Principal Investigators at the Lawrence Berkeley Laboratory (LBL) to perform research for detecting and mapping genetic abnormalities associated with various diseases;

     WHEREAS, LBL is managed by The Regents for the United States Department of Energy (DOE) under Contract No. DE-AC03-76SF00098;

     WHEREAS, pursuant to the terms of CRADA, Optionee may elect to retain title to inventions made by The Regents in the course of work performed under the CRADA;

     WHEREAS, if Optionee elects to retain title to the inventions, Optionee is
                                        3
required to grant to the U.S. Government a nontransferable, paid-up, non-exclusive, irrevocable license to use the inventions by or on behalf of the U.S. Government throughout the world;

     WHEREAS, under the terms of Paragraphs 2.7 and 2.8 herein, Optionee will assign title to The Regents to any and all patent applications claiming inventions made by it under the CRADA and Optionee may elect to include such patent applications and resulting patents claiming the inventions in this Agreement;

     WHEREAS, Optionee is desirous of acquiring exclusive licenses to any and all of Patent Rights covering the Invention and any inventions arising in the conduct of work performed under the Research Agreement and the CRADA, subject to rights granted by to the U.S. Government as hereinafter described;

     WHEREAS, the Invention has utility for the identification of differences in gene dosage or expression among all populations for the study and detection of disease, and the Optionee has an interest in obtaining rights to pursue the evaluation of commercial development of the Invention; and

     WHEREAS, The Regents desires to grant such rights to Optionee in order that the Invention and any related inventions made under the Research Agreement and the CRADA be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

     The parties agree as follows:

                                 1.  DEFINITIONS

     As used in this Agreement, the following terms shall have the meaning set forth below:

     1.1 "Derived Product(s)" means any product containing (a) a plasmid, a protein structure, a cDNA clone, a promoter, a gene or a chimeric gene, or fragments thereof and their sequences derived from or comprising the biological materials that are provided to Optionee by The Regents or any product identified through the use of such biological materials, even if such product is subsequently modified after its original identification; (b) any protein structure produced or encoded by the biological materials; or (c) a compound (substantially similar or identical to a compound in (a) or (b) above), produced by chemical synthesis or by any other method which could not have been produced but for the use of the biological materials; or (d) any nucleic acid-based biosensor that employs protocols or concepts for its manufacture or use that are provided to Optionee by The Regents that may comprise a solid support, methods of DNA deposition or attachment, processes for DNA preparation for hybridization, hybridization, signal detection, analysis, or any other feature of the nucleic acid-based biosensor. Derived Products do not include Patent Products and Unprotected Products.

     1.2 "Research Agreement" means the agreement entitled "Research Agreement for the Development of Molecular Cytogenetics" between The Regents and Optionee dated July 1, 1994, for the conduct of research, and any extensions or renewals thereof, and incorporated herein by reference. In the event of any inconsistencies between the Research Agreement and this Agreement, the terms of
                                        5
this Agreement shall control.

     1.3 "CRADA" means the cooperative research and development agreement entitled "Stevenson-Wydler (15 USC 3710) Cooperative Research and Development Agreement (No. BG95-046/00)" between The Regents and Optionee for the conduct of research, and any extensions or renewals thereof, and incorporated herein by reference. In the event of any inconsistencies between the CRADA and this Agreement, the terms of this Agreement shall control.

     1.4 "Research Information" means technical data, processes, methods, inventions, compositions-of-matter, and biological materials, nucleic acid-based biosensors, equipment, instruments, apparatuses, devices, articles of manufacture or component parts(s) thereof developed under or resulting from the performance of research under the Research Agreement or the CRADA and improvements thereof, except for improvements on new subject matter not funded by Optionee. There shall be no transfer of the physical possession of equipment, instruments, apparatuses, devices, articles of manufacture or component part(s) thereof (except biological materials and nucleic acid-based biosensors) comprising Research Information.

     1.5 "Patent Rights" means all U.S. patents and patent applications and foreign patents and patent applications assigned to The Regents and requested under Paragraph 7.3 infra, including any reissues, extensions, substitutions, continuations, divisions and continuations-in-part (only to the extent, however, that claims in the continuations-in-part are entitled to the priority filing date of the parent patent application) based on and including any subject matter claimed in or covered by any of the following:

          (1.5a) USSN 08/448,043 entitled "High Density Array Fabrication and Read Out Method for a Fiber Optic Biosensor" filed May 23, 1995, by Joe W. Gray and Daniel Pinkel, who assigned to The Regents, and Donna Albertson, who assigned to MRC;

          (1.5b) USSN 08/353,018 entitled "Comparative Fluorescence Hybridization to Nucleic Acid Arrays" filed December 9, 1994, by Joe W. Gray and Daniel Pinkel, who assigned to The Regents, and Donna Albertson, who assigned to MRC; and

          (1.5c) Any future patent rights to subject matter claimed in or covered by a patent application(s) covering any inventions elected by Optionee under the provisions of Article VIII of the Research Agreement or Paragraphs 2.7 and 2.8 of this Agreement.


     1.6 "Patent Products" means (a) any kit, composition of matter, material, or product; (b) any kit, composition of matter, material, or product to be used in a manner requiring the performance of the Patent Method, or any kit, composition of matter, material, or product produced by the Patent Method, or
(c) the practice of the Patent Method itself to the extent the manufacture, use, or sale of (a), (b), or (c) immediately above falls within the scope of one or more claims of Patent Rights during the term of the patent grant, in countries in which such claim or claims have issued and have not expired, been abandoned, disclaimed, or found invalid or unenforceable.

     1.7 "Unprotected Products" means (a) any kit, composition of matter, material, or product; (b) any kit, composition of matter, material, or product to be used in a manner requiring the performance of the Unprotected Method, or any kit, composition of matter, material, or product produced by the Unprotected Method, or (c) the practice of the Unprotected Method itself to the extent the manufacture, use, or sale of (a), (b), or (c) immediately above falls within the scope of one or more pending claims within Patent Rights during the period and in such countries in which such claim or claims have not issued, and have not expired, been abandoned, disclaimed, or found invalid or unenforceable, such period not to exceed five (5) years from the date in which the subject matter is first introduced in a patent application in each country that such patent application is filed.

     1.8 "Patent Method" means any process or method the use or practice of which would constitute in a particular country, but for the license granted to the Optionee pursuant to this Agreement, an infringement of an unexpired claim of a patent within Patent Rights in that country in which the Patent Method is used or practiced.

     1.9 "Unprotected Method" means any process or method the use or practice of which would constitute in a particular country, but for the license granted to the Optionee pursuant to this Agreement an infringement of any unabandoned, pending claim of a patent application within Patent Rights if such patent application in that country in which the Unprotected Method is used or practiced had issued.

     1.10 "Product(s)" means Patent Products, Unprotected Products, and Derived Products.

     1.11 "Method" means Patent Method and Unprotected Method.

     1.12 "Research Product" means any Product sold to the research market for experimental use only and not approved for marketing by a regulatory agency of the country in which it is sold.

     1.13 "Clinical Product" means any Product sold to the clinical market for the diagnosis, prognosis or treatment of disease that requires marketing approval from a regulatory agency, by way of example, an NDA, PMA, or 510K from an appropriate regulatory agency of the country in which such Product is sold including by way of example, the United States Food and Drug Administration.

     1.14 "Affiliate(s)" of a party means any entity which, directly or indirectly, controls such party, is controlled by such party or is under common control with such party ("control" for these purposes being defined as the actual, present capacity to elect a majority of the directors of such affiliate, or if not, the capacity to elect the members that control fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors) provided, however, that in any country where the local law shall not permit foreign equity participation of a majority, then an "Affiliate" shall include any company in which the Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law. Each reference to Optionee herein shall be meant to include its Affiliates.

     1.15 "Joint Venture" means any separate entity established pursuant to an agreement between a third party and Optionee to constitute a vehicle for a joint venture, which separate entity manufacture, uses, purchases, sells, or acquires a Product from Optionee. Each reference to Optionee herein shall be meant to include its Joint Ventures.

     1.16 "License Agreement" means any agreement entered into by The Regents and Optionee that grants Optionee the exclusive right to make, use, sell, offer for sale, or import Products claimed in Patent Rights.

                        2.  OPTION FOR EXCLUSIVE LICENSE

     2.1 Subject to the limitations set forth in this Agreement and subject to the licenses granted to the U.S. Government set forth in Paragraphs 2.6 and 13.2 infra, The Regents hereby grants to Optionee under the Patent Rights, a royalty-free right to practice the Method and a royalty-free right to make and use the Products for their development, test, and evaluation in determining the interest by Optionee in exercising the option.

     2.2 Subject to the limitations set forth in this Agreement and subject to the licenses granted to the U.S. Government set forth in Paragraphs 2.6 and 13.2 infra, The Regents hereby grants to Optionee a time-limited exclusive right to negotiate in good faith the terms of the License Agreement.

     2.3 During the period this Agreement is in effect, The Regents will not license Patent Rights to any other party or negotiate with respect to a license with any other party other than the U.S. Government, and will not otherwise encumber the Patent Rights in a manner inconsistent with the provisions of this Agreement.

     2.4 This Agreement does not constitute a license to make, have made, or use Products or a license to practice the Method except for the sole purpose of conducting an evaluation and developing Products to determine the interest by Optionee in exercising its option. The right to sell Products is excluded from this Agreement. Optionee will not attempt to sell, donate, abandon, or otherwise transfer Products to any third party, except for the transfer of Products for the sole purpose of conducting an evaluation and developing the Products.

     2.5 The rights granted to Optionee hereunder shall be subject to the rights of the U.S. Government including those set forth in 35 U.S.C. 200-212.

     2.6 Nothing in this Agreement shall be deemed to limit the right of The Regents to publish and use technical data from any research performed by The Regents, Research Information, and Patent Rights relating to the Invention and inventions specified under Subparagraph 1.5 and to make and use Products, Methods, and associated technology for educational and research purposes.

     2.7 The Regents will provide the Optionee with a copy of any manuscript or abstract disclosing data or information comprising CRADA Research Information prior to submission to any third party other than the U.S. Government not less that fifteen (15) days after submission of such disclosure for the purpose of obtaining comments on possible patentable subject matter, and The Regents will withhold publication for up to sixty (60) days following disclosure to Optionee for the purpose of filing a patent application. A request by Optionee for a delay in publication to file a patent application shall be considered an election by Optionee to include such patent application in this Agreement under the provisions of Paragraph 2.8 infra. Optionee shall have the right to use the technical reports, data and information comprising Research Information delivered hereunder to Optionee by The Regents.

     2.8 The Regents shall promptly disclose to Optionee any invention conceived and reduced to practice in the performance of research conducted under the CRADA. Optionee shall notify The Regents in writing of any and all inventions or potentially patentable subject matter for which it desires to be included in this Agreement and shall request The Regents to file patent applications claiming such inventions or covering such potentially patentable subject matter within sixty (60) days from the

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date of disclosure of the invention or potentially patentable subject matter to
Optionee by The Regents. Optionee will promptly assign such patent applications to The Regents at the time to be selected by Optionee but not later than four
(4) years from the effective date recited on page one of this Agreement. In the event Optionee elects not to request The Regents to file a patent application, such subject matter shall be deemed Research Information. If, however, The Regents subsequently elects to file patent applications claiming the invention or covering the potentially patentable subject matter, then Optionee will promptly assign such patent applications to The Regents and The Regents shall be free to grant licenses to others to such patent applications and resulting patents without further obligation to Optionee, and Optionee shall have no rights or licenses thereunder. Failure by Optionee to notify The Regents of its request to file a patent application shall be deemed to be an election by Optionee not to secure a license to that invention or potentially patentable subject matter, and such invention or potentially patentably subject matter shall no longer be subject to this Agreement. If any joint inventions are made by employees of Optionee and The Regents in the performance of research under the CRADA, then Optionee will assign to The Regents an undivided interest in the patent applications claiming the joint inventions at a time to be selected by Optionee but not later than four (4) years from the effective date recited on page one of this Agreement, and the undivided interest owned by The Regents in patent applications and resulting patents claiming such joint inventions shall be disposed of in accordance with the terms of this Agreement. Optionee shall own an undivided interest in the patent applications claiming such joint inventions.

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     2.9  The Regents shall reasonably cooperate with Optionee in the subject area of the Principal Investigators to aid Optionee in meeting its obligations to NIST.

                                 3.  OPTION FEE

     3.1 As consideration for all the rights granted to Optionee in the patent applications contained in Subparagraphs 1.5a and 1.5b, Optionee shall pay to The Regents an option fee of Thirty Thousand Dollars ($30,000) to be paid in two equal installments of Fifteen Thousand Dollars ($15,000) each at the following times:

          (3.1a)    $15,000 to be paid by Optionee to The Regents within thirty
                    (30) days of execution of this Agreement by both parties;
                    and

          (3.1b) $15,000 to be paid by Optionee to The Regents on or before June 30, 1996.

     3.2 As further consideration for all the rights granted to Optionee herein, Optionee shall pay to The Regents an option fee of Fifteen Thousand Dollars ($15,000) for each U.S. patent application elected by Optionee to be included in Patent Rights under Subparagraph 1.5c of this Agreement. The Fifteen Thousand Dollar ($15,000) fee for each U.S. patent application shall be paid to The Regents at the time Optionee requests that The Regents file the patent application.

     3.3 These fees are nonrefundable, noncreditable, and not an advance against any fees or reimbursement of patent costs due The Regents under the terms of this Agreement or fees, royalties, or reimbursement for any patent costs due The Regents under the terms of the License Agreement.

                           4.  EXERCISE OF THE OPTION

     4.1 If Optionee elects to exercise its rights to enter negotiations to determine the terms of the License Agreement, then Optionee shall notify The Regents in writing pursuant to Article 15 (NOTICES) prior to the expiration of this Agreement. Failure of Optionee to so notify The Regents of its election hereunder shall be deemed to be an election by Optionee not to secure a license.

     4.2 Within thirty (30) days after notification by Optionee to The Regents pursuant to Paragraph 4.1 immediately above, Optionee shall specify in writing those particular patent applications, patents, and territories for which it desires a license from The Regents and those in which it has no interest. Such notification shall include a copy of a Plan of Commercialization covering the specific Product(s) to be made, used, or sold by Optionee. "Plan of Commercialization" means a reasonably detailed plan containing information regarding, but not limited to, a development plan outlining specific performance milestones and timetable for the commercial development of a Product and its introduction to the market place, projected sales for the Product, the date of the anticipated first commercial sale of a Product, projected costs and profits for such Product, and other terms commonly included in business plans. Failure of Optionee to provide a Plan of Commercialization to The Regents within sixty
(60) days of the notice date shall be deemed to be an election by Optionee not to secure a license.

                           5.  TERMS TO BE NEGOTIATED

     5.1 If Optionee exercises its rights to patent applications and patents under Article 4 (EXERCISE OF THE OPTION), then Optionee and The Regents will thereafter negotiate in good faith to determine the following provisions covering each such Product to be included in the terms of the License Agreement:

          (5.1a) the cash amount of the license issue fee for each Product licensed hereunder to be paid to The Regents; the cash amount of the license issue fee shall reflect the value of the Product and shall be based on information contained in the Plan of Commercialization for that Product;

          (5.1bi) a royalty rate of four percent (4%) based on the net sales (sales less customary allowances) of Research Products, provided that Optionee shall not be charged a royalty rate greater than four percent (4%) for Research Products whether or not such royalty rate is due under the License Agreement to any other license agreement between Optionee and The Regents;

          (5.1bii) a negotiated royalty rate based on the net sales (sales less customary allowances) of Derived Products not covered by Patent Rights. The negotiated royalty rate for such Derived Products will be based on the competitive advantage of the contributions provided by The Regents for the Derived Products;

          (5.1biii) a negotiated royalty rate based on the net sales (sales less customary allowances) for Clinical Products. The negotiated royalty rate shall be based on the profitability of each Clinical Product calculated in accordance with the information contained in the Plan of Commercialization;

          (5.1c) minimum annual royalty payments to be paid to The Regents for each Product; these minimum annual royalties shall be paid to The Regents and shall be based on a percentage of the anticipated income due The Regents from royalty income based on the anticipated net sales of a Product; a U.S. dollar amount comprising the minimum annual royalties shall be paid to The Regents on dates established by the parties during the good-faith negotiation in which market introduction is expected for a Product; the minimum annual royalties shall be paid to The Regents in the negotiated amounts and at the negotiated times whether or not a Product is available for sale in any country;

          (5.1d) diligence provisions in the form of specific performance milestones representing technical and regulatory achievements needed to be attained in order to commercialize each Product elected hereunder and the corresponding date each such milestone will be met by Optionee; the negotiation establishing each specific performance milestone and the corresponding date it will be met will be based on information provided in the Plan of Commercialization for each Product;


     5.2 If Optionee and The Regents are unsuccessful in establishing terms and conditions covering each Product or Method in accordance with the provisions of Subparagraphs 5.1a through 5.1d supra, then either party may refer any controversy or claim arising out of or relating to this Article 5 (TERMS TO BE NEGOTIATED) binding arbitration by so notifying the other party in writing in accordance with the provisions of Article 15 (NOTICES) stating the nature of the dispute to be resolved.

     5.3 Within fifteen (15) business days following such notice three arbitrators shall be selected by the following process:

          (5.4a) Each party shall designate one individual, not an employee, director, paid consultant, or shareholder of the party, to serve as an arbitrator; and

          (5.4b) These two arbitrators shall select a third individual, who shall be an attorney experienced in arbitration proceedings, to serve as the third arbitrator and to preside in resolution of the dispute. The third arbitrator shall not be an employee, director, or shareholder of either party.

     5.5 Promptly after selection of the three arbitrators, the arbitrators shall meet with the parties at which time the parties shall each present in writing the issue to be resolved and a proposed ruling on it. Such writing shall be served on the other party in advance and be limited to no more than twenty (20) pages.

     5.6 The following general provisions shall apply to the arbitration proceeding:

          (5.6a) No later than thirty (30) days after the appointment of the third arbitrator, the arbitrators shall set a date for a hearing to resolve the issue identified by the parties. The hearing shall take place no later than one hundred twenty
                    (120) days from the original notice requesting arbitration;

          (5.6b)    The arbitrators shall permit the taking of not more than one
                    (1) deposition by each party, and shall permit, subject to the provisions of a mutually agreeable protective order, the production of only those documents immediately and directly bearing on the issue or issues subject to arbitration and only to the extent necessary for the convenience and use of the arbitrators, and shall not require or permit any other discovery by any means, including, but not limited to, depositions interrogatories or production of documents;

          (5.6c) No later than ten (10) business days prior to the hearing, each party may submit a single written brief or memorandum in support of its position which may be no more than twenty
                    (20) pages. Each party shall be entitled to no more than three (3) hours of hearing to present testimony or documentary evidence. Such time limitation shall include any direct, cross, or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the arbitrators to determine whether each party has had the three (3) hours to which it is entitled or may, upon good cause shown, have additional time to present its case;

          (5.6d) Each party shall have the right to be represented by counsel. The arbitrators shall have sole discretion with regard to the admissibility of evidence. Admissibility will be decided by two-thirds vote; and

          (5.6e) Within fifteen (15) days of the conclusion of the hearing, each party must submit a proposal finding to the arbitrators.

     5.7 The arbitrators shall rule on the disputed issue within thirty (30) days following the completion of the testimony of both parties. Such ruling shall adopt in their entirety the proposed findings of one of the parties on the disputed issue, or the arbitrators shall propose alternative findings. The issue shall be resolved upon two-thirds vote of the arbitrators.

     5.8 Arbitration shall take place in the location of choice of the party who has not requested arbitration, but such location shall be in the state of California.

     5.9 The arbitrators shall be paid reasonable fees plus expenses, which shall be shared equally between The Regents and Optionee.

     5.10 The decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction.

                              6.  PROGRESS REPORTS

     6.1 Beginning February 28, 1996, and annually thereafter, Optionee shall submit to The Regents a progress report covering the activities of Optionee related to the development and testing of Products covered by this Agreement.

     6.2 The progress reports submitted under Paragraph 6.1 immediately above shall include, but not be limited to, the following topics so that The Regents may be able to determine the progress of the development of Products:

          -    summary of work completed
          -    key scientific discoveries
          -    summary of work in progress

                     7.  PATENT PROSECUTION AND MAINTENANCE

     7.1 The Regents will diligently prosecute and maintain the United States and foreign patent applications and patents comprising Patent Rights using counsel of its choice. The Regents shall promptly provide Optionee with copies of all relevant documentation so that Optionee may be currently and promptly informed and apprised of the continuing prosecution, and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Optionee has not commented upon such documentation prior to the initial deadline for filing a response with the relevant government patent office, then The Regents will be free to respond appropriately without consideration of comments or input by Optionee, if any. Both parties hereto agree to keep this documentation in confidence in accordance with the provisions of Article 20 (CONFIDENTIALITY) herein. The counsel of The Regents will take instructions only from The Regents.

     7.2 The Regents will use all reasonable efforts to amend any patent application to include claims requested by the Optionee and required to protect the Product contemplated to be sold or Method to be practiced under this Agreement or the License Agreement.

     7.3 The Regents will, at the request of Optionee, file, prosecute, and maintain patent applications and patents covered by Patent Rights in foreign countries if available. The Optionee must notify The Regents within seven (7) months of the filing of the corresponding United States application of its decision to request The Regents to file foreign counterpart patent applications. This notice concerning foreign filing shall be in writing and must identify the countries desired. The absence of such a notice from the Optionee to The Regents within the seven (7)-month period will be considered an election by Optionee not to request The Regents to secure foreign patent rights on behalf of the Optionee. The Regents will have the right to file patent applications at its own expense in any country Optionee has not included in its list of desired countries, and such applications and resultant patents, if any, will not be included in the rights granted under this Agreement. The Regents, however, shall notify Optionee of such foreign countries in which The Regents filed patent applications and in which Optionee elected not to secure foreign rights. Subject to the availability of relevant rights, Optionee shall have the right and option to include in this Agreement (if not already licensed exclusively to a third party) those patent applications and patents issuing thereon filed in countries not originally included in desired list of Optionee at any time up to five (5) years from the filing date of such patent applications, provided, however, that Optionee shall reimburse The Regents for any and all associated patent costs in accordance with Paragraph 7.4 infra.

     7.4 All past, present and future costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications and patents covered by Patent Rights in Paragraph 1.5 will be borne by Optionee. The costs of all interferences and oppositions shall be considered prosecution expenses and also shall be borne by Optionee. Optionee shall reimburse The Regents for all costs and charges within thirty (30) days following receipt of an itemized invoice from The Regents to which relevant law-firm billings shall be attached.

     7.5 The obligation of Optionee to underwrite and to pay patent filing costs and related costs, prosecution and maintenance costs will continue for costs incurred until three (3) months after receipt by either party of a Notice of Termination. Optionee will reimburse The Regents for all patent costs incurred during the term of the Agreement and for three (3) months thereafter, whether or not invoices for such costs are received during the three (3)-month period after receipt of a Notice of

Termination. Optionee may, with respect to any particular patent application or patent, terminate its obligations to the patent application or patent in any or all designated countries upon three (3) months written notice to The Regents. The Regents will use its best efforts to curtail the associated patent costs after such a notice is received from Optionee. The Regents may continue prosecution and/or maintenance of such application(s) or patents(s) at its sole discretion and expense, provided, however, that Optionee will have no further rights thereunder.

                            8.  LIFE OF THE AGREEMENT

     8.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect for three (3) years thereafter, or if Optionee has exercised its rights under Paragraph 4.1 with respect to any Product, this Agreement shall not terminate until the effective date of the License Agreement covering such Product.

     8.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

          Article 7           Patent Prosecution and Maintenance
          Article 11          Disposition of Product on Hand Upon Termination
          Article 12          Use of Names and Trademarks
          Article 14          Indemnification
          Article 17          Late Payments
          Article 20          Confidentiality

     8.3 Any termination of this Agreement shall not relieve Optionee of its obligation to pay any monies due or owing at the time of such termination and shall not impair any accrued right of The Regents or Optionee.

                         9.  TERMINATION BY THE REGENTS

     9.1 If Optionee should violate or fail to perform any term or covenant of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to Optionee. If Optionee should fail to repair such default within sixty (60) days of the effective date of such notice, then The Regents shall have the right to terminate this Agreement and the rights herein by a second written notice ("Notice of Termination") to Optionee. If a Notice of Termination is sent to Optionee, then this Agreement shall automatically terminate on the effective date of such notice. Such termination shall not relieve Optionee of its obligation to pay any fees owing at the time of such termination and shall not impair any accrued right of The Regents. These notices shall be subject to Article 15 (NOTICES).

                          10.  TERMINATION BY OPTIONEE

     10.1 Optionee shall have the right at any time to terminate this Agreement in whole or as to any portion of Patent Rights by giving notice in writing to The Regents. Such notice of termination shall be subject to Article 15 (NOTICES) and termination of this Agreement shall be effective sixty (60) days from the effective date of such notice.

     10.2 Any termination pursuant to Paragraph 10.1 immediately above shall not relieve Optionee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Optionee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of The Regents arising under this Agreement prior to such termination.

             11.  DISPOSITION OF PRODUCT(S) ON HAND UPON TERMINATION

     11.1 Upon termination of this Agreement or election by Optionee not to include specific patent applications and patents issuing thereon in the License Agreement, Optionee shall destroy or return to the Principal Investigators the relevant Products in its possession within fifteen (15) days following the effective date of its election to terminate the patent application or the effective date of termination or expiration of this Agreement. Optionee shall provide The Regents within thirty (30) days following said termination or expiration date with written notice that the relevant Products have been destroyed.

                        12.  USE OF NAMES AND TRADEMARKS

     12.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto by the other (including contraction, abbreviation, or simulation of any of the foregoing). Unless required by law, the use by Optionee of the name, "The Regents of the University of California" or the name of any campus of the University of California is expressly prohibited.

     12.2 It is understood that The Regents shall be free to release to the inventors and senior administrative officials employed by The Regents and MRC the terms and conditions of this Agreement upon their request. If such release is made, then The Regents shall request that such terms and conditions not be disclosed to others. It is further understood that should a third party inquire whether a license to Patent Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 to such third party, but shall not disclose the name of Optionee, except where The Regents is required to release such information under either the California Public Records Act or other applicable law.

                        13.  REPRESENTATIONS AND WARRANTS

     13.1 Optionee represents and warrants the following:

          (13.1a) Optionee shall fund research under and according to the Research Agreement and CRADA, which research shall be under the direction of the Principal Investigators.

     13.2 The Regents represents and warrants the following:

          (13.2a) Patent Rights were developed under funding provided in part by the Department of Health and Human Services (DHHS);

          (13.2b) pursuant to 35 USC 200-212, The Regents may elect to retain title to any invention (including the Invention) made by it under U.S. Government funding;

          (13.2c) if The Regents elects to retain title to the Invention, The Regents is required by law to grant to the U.S. Government a nontransferable, paid-up, non-exclusive, irrevocable license to use the Invention by or on behalf of the U.S. Government throughout the world; and

          (13.2d) The Regents elected to retain title to the portion of the Invention claimed in the patent application contained in

                    Subparagraph 1.5a on October 14, 1994, and elected to retain title to the portion of the Invention claimed in the patent application contained in Subparagraph 1.5b on October 14, 1994, and accordingly, granted the required licenses to the U.S. Government.

     13.3 The Regents and MRC represent to the best of their knowledge and accordingly warrant that:

          (13.3a) Invention and inventions specified under Subparagraph 1.5 are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS AND MRC MAKE NO REPRESENTATION OR WARRANTY THAT PRODUCTS OR METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT;

          (13.3b) IN NO EVENT WILL THE REGENTS OR MRC BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS OPTION OR THE USE OF THE INVENTION OR INVENTIONS SPECIFIED UNDER SUBPARAGRAPH 1.5, METHOD, OR PRODUCTS.

          (13.3c) Nothing in this Agreement shall be construed as a warranty or representation by The Regents or MRC as to the validity, enforceability, or scope of any of Patent Rights; a warranty or representation that anything made, used, sold, or otherwise disposed of under any rights granted in this Agreement is or will be free from infringement of patents of third parties; an obligation to bring or prosecute actions or suits against third parties for patent infringement; or conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents or MRC other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights (specifically, The Regents does not grant to Optionee any rights under U.S. Patent No. 4,468,464, U.S. Patent No. 4,237,224 and U.S. Patent No. 4,740,470 set forth in the Recitals of this Agreement); or an obligation to furnish any know-how that does not constitute Derived Products or Research Information not provided under the Research Agreement, CRADA, or Patent Rights.

                              14.  INDEMNIFICATION

     14.1 Optionee agrees to indemnify, hold harmless, and defend MRC and The Regents, their officers, employees, and agents; the sponsors of the research that led to the Invention and inventions specified under Subparagraph 1.5; the inventors (and their employers) of any invention covered by any patents and patent applications comprising Patent Rights, Method, and Products contemplated hereunder against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of anything performed under this Agreement. Acts performed under the CRADA or the Research Agreement shall be governed by the allocation of risk under Article XI of the Research Agreement and applicable Articles of the CRADA.

                                  15.  NOTICES

     15.1 Any payment, notice, or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) on the fourth day after mailing if mailed by first-class certified mail, postage paid, to the respective address given below, or to such other address as it shall designate by written notice given to the other party as follows:

In the case of the Optionee:  VYSIS, INC.
                              3100 Woodcreek Drive
                              Downers Grove, Illinois
                              Attention: Vice President, Technology and
                                    Business Development

In the case of The Regents:   THE REGENTS OF THE UNIVERSITY
                                   OF CALIFORNIA
                              Office of Technology Transfer
                              1320 Harbor Bay Parkway, Suite 150
                              Alameda, California 94502
                              Attention: Executive Director


                               16.  ASSIGNABILITY

     16.1 This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, this Agreement shall be personal to the Optionee and shall be assignable by the Optionee only with the written consent of The Regents, except that Optionee may freely assign this Agreement to an Affiliate or to a business entity that acquires all or substantially all of the business or assets of the Optionee.

                               17.  LATE PAYMENTS

     17.1 In the event payments, fees, or patent prosecution costs are not received by The Regents when due, Optionee shall pay to The Regents interest charges at the rate of five percent (5%) plus the rate of interest which is charged by the San Francisco Federal Reserve Bank to member banks twenty-five
(25) days prior to the date the payment was due. Such interest shall be calculated from the date payment was due until actually received by The Regents. Acceptance by The Regents of any late payment interest from Optionee under this Paragraph 17.1 shall in no way affect the provision of Article 18 (WAIVER) herein.

                                   18.  WAIVER

     18.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                               19.  GOVERNING LAWS

     19.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

                              20.  CONFIDENTIALITY

     20.1 Optionee and The Regents respectively shall treat and maintain the proprietary business, patent prosecution, software, engineering drawings, process and technical information, and other proprietary information ("Proprietary Information") of the other party in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five
(5) years after the date of termination of this Agreement, provided that all Proprietary Information shall be labeled or marked confidential or as otherwise similarly appropriate by the disclosing party, or if the Proprietary Information is orally disclosed, then it shall be reduced to writing or some other physically tangible form, marked and labeled as set forth above by the disclosing party and delivered to the receiving party within thirty (30) days of the oral disclosure as a record of the disclosure and the confidential nature thereof. Notwithstanding the foregoing, Optionee may disclose Proprietary Information to its employees, agents, consultants, and contractors, or as is deemed necessary by Optionee for any purpose set forth or relating to this Agreement, provided that any such parties are bound by a like duty of confidentiality.

     (20.1a) Nothing contained herein shall in any way restrict or impair the right of Optionee or The Regents to use, disclose, or otherwise deal with any Proprietary Information:

        i) that recipient can demonstrate by written records was previously known to it; or

       ii) that is now, or becomes in the future, public knowledge other than through acts or omissions of recipient; or

      iii) that is lawfully obtained without restrictions by recipient from sources independent of the disclosing party; or

       iv) that is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency; or

        v) that is furnished to a third party by the recipient with similar confidentiality restrictions imposed on such third party, as evidenced in writing; or


       vi) that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.


If The Regents is required to disclose the Proprietary Information of Optionee pursuant to Subparagraphs (iv) and (vi) above, The Regents shall give Optionee ten (10) days notice prior to disclosure.

     20.2 The Optionee and The Regents agree to destroy or return to the disclosing party Proprietary Information received from the other in its possession within fifteen (15) days following the effective date of termination or expiration of this Agreement. However, each party may retain one copy of Proprietary Information for archival purposes in nonworking files. Optionee and The Regents agree to provide each other, within thirty (30) days following termination, with a written notice that Proprietary Information has been returned or destroyed. The parties agree that the Indemnification provisions contained in Article 14 shall not apply to a breach by The Regents under this
Article 20.

                     21.  SUPPLY OF THE BIOLOGICAL MATERIALS

     21.1 The Regents will initially supply Optionee with viable samples of the biological materials and nucleic acid-based biosensors comprising Research Information (to the extent that such biological materials and nucleic acid-based biosensors are in a form acceptable for transfer) within thirty (30) days upon request from Optionee up until three (3) months after termination of the Research Agreement and the CRADA. To the extent Optionee requires and requests additional samples from The Regents during the term hereof, and The Regents has such additional samples in its possession, The Regents will supply Optionee with such additional samples. Optionee will pay the actual handling and shipping costs for any additional samples provided.

                  22.  MAINTENANCE OF THE BIOLOGICAL MATERIALS

     22.1 The Regents will instruct the Principal Investigators that when circulating replicable biological materials comprising Research Information or Derived Products to third parties to do so under the terms and conditions set forth in the Biological Material Transmission Letter attached hereto as Appendix A. The Regents expressly reserves the right to transfer replicable biological materials comprising Research Information as provided in this Paragraph 22.1 to Universities and nonprofit, research organizations to the extent that such transfer does not compete with Optionee. The Regents shall inform Optionee of third party requests for biological materials and shall provide Optionee with a copy of the fully executed copy of the Biological Material Transmittal Letter. The Regents shall inform Optionee of comments, suggestions, and information provided to The Regents by recipients of the biological materials. Optionee shall not interfere with the efforts of The Regents to bail these materials to third parties.

     22.2 The Optionee shall not transfer the replicable biological materials or nucleic acid-based biosensors comprising Research Information that are not freely available to others accept to Affiliates, Joint Ventures, sublicensees, and potential sublicensees.

                               23.  MISCELLANEOUS

     23.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     23.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

     23.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

     23.4 This Agreement, the CRADA, secrecy agreements covering Patent Rights, and the Research Agreement embody the entire understanding of the parties and shall supersede all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

     23.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

     IN WITNESS WHEREOF, both The Regents and Optionee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

VYSIS, INC.                        THE REGENTS OF THE UNIVERSITY
                                         OF CALIFORNIA


By  /s/ J. Lawrence Fox            By /s/ Terence A. Feuerborn
   ---------------------------        -------------------------------------
          (Signature)                        (Signature)


Name      J. Lawrence Fox          Name      Terence A. Feuerborn
     --------------------------         -----------------------------------
       (Please Print)


Title:  Vice President             Title: Executive Director
       ------------------------           Research Administration
                                          and Office of Technology Transfer


Date      28 March 1996            Date      4-3-96
     --------------------------         -----------------------------------

[STAMP]

                              APPENDIX A - PAGE 1A

                     University of California/San Francisco

                  Instructions for Standard Letter Transmitting
                    Biological Materials to Universities and
                             Nonprofit Institutions

     The attached letter is authorized for use by University of California (Lawrence Berkeley Laboratory) Principal Investigators and Administrators ONLY with Scientists at other UNIVERSITIES AND NONPROFIT RESEARCH INSTITUTIONS when transmitting cell lines, plasmids and the like for non-commercial research purposes.

     1. Choose the appropriate form of university or nonprofit research institution in paragraph 2.

     2. Choose whether or not to include the phrase "our cooperative" in paragraph 2.

     3. Insert in paragraph 4 the amount of processing charge. If the material is to be shipped at no charge, insert the words "no charge".

     4.   Send the letter IN DUPLICATE to the other scientists.

     5. Do not send biological materials until you receive the duplicate copy executed by both the scientist and the other institution.

     6.   Send a copy of the fully executed letter agreement to:

          Terence A. Feuerborn
          Executive Director
          Office of Technology Transfer
          1320 Harbor Bay Parkway
          Suite 150
          Alameda, CA 94502

     7. Any changes in the wording of this standard letter must be reviewed by the Executive Director of the Office of Technology Transfer before acceptance.

     Note: Do not use this letter for the exchange of living plants. A separate "Testing Agreement for the Plant Varieties" is available for that purpose.

                              APPENDIX A  - PAGE 2A

            SAMPLE LETTER FOR USE PRIOR TO TRANSMISSION OF BIOLOGICAL MATERIALS TO INVESTIGATORS AT UNIVERSITIES OR NON-PROFIT
                              RESEARCH INSTITUTIONS

                                   (date)

                                  IN DUPLICATE

To:
    ______________________________

     This is to (acknowledge receipt of your letter) (confirm our telephone conversation) in which you requested certain research materials developed in this laboratory be sent to you for scientific research purposes. The materials concerned, which belong to The Regents of the University of California, Lawrence Berkeley Laboratory are: _______________________________________________________
________________________________________________________________________________

     While I cannot transfer ownership of these materials to you, I will be pleased to permit your use of these materials within your (university) (Non-Profit Research Institution) laboratory for (our cooperative) scientific research. However, before forwarding them to you, I require your agreement that the materials will be received by you only for use in (our cooperative work) (scientific research), that you will bear all risk to you or any others resulting from your use, and that you will not pass these materials, their progeny or derivatives, on to any other party or use them for commercial purposes without the express written consent of The Regents of the University of California. You understand that no other right or license to these materials, their progeny or derivatives, is granted or implied as a result of our transmission of these materials to you.

     These materials are to be used with caution and prudence in any experimental work, since all of their characteristics are not known.

     As you recognize, there is a processing cost to us involved in providing these materials to you. We will bill you for our processing costs, which will amount to $_________________________.

     If you agree to accept these materials under the above conditions, please sign the enclosed duplicate copy of this letter, then have it signed by an authorized representative of your institution, and return it to me. Upon receipt of that confirmation I will forward the material(s) to you.

                              APPENDIX A - PAGE 3A

(Note: other paragraphs discussing the relevant literature, the nature of the work, hazards relating to materials to be sent etc. may be appropriate. These will vary depending on the individual circumstances and the relationship between the two parties previously established. Be sure to retain a signed copy when received and send a photocopy of the completed agreement to the Executive Director, University of California, Office of Technology Transfer, 1320 Harbor Bay Parkway, Suite 150, Alameda, CA 94502.)


UNIVERSITY OF CALIFORNIA
MATERIAL PROVIDED BY:


_________________________
Printed Name


_________________________
(Signature)


________________________
Date


ACCEPTED:


RECIPIENT RESEARCH INVESTIGATOR



_________________________
Printed Name


_________________________
(Signature)


_________________________
Date

                              APPENDIX B  - PAGE 1B

     The INVENTORS listed below understand and agree to abide by the terms and conditions of Article 22 (MAINTENANCE OF THE BIOLOGICAL MATERIALS) of the Option Agreement between The Regents of the University of California and Vysis, Inc. effective July 1, 1995, and to instruct all relevant personnel working within their laboratory to act accordingly. Said paragraph reads, in part, as follows:

     22.1 The Regents agrees to instruct the Principal Investigators that when circulating replicable biological materials comprising Research Information or Derived Products to third parties to do so under the terms and conditions set forth in the Biological Material Transmission Letter attached hereto as Appendix A. The Regents expressly reserves the right to transfer replicable biological materials comprising Research Information or Derived Products as provided in this Paragraph 22.1 to Universities and nonprofit, research organizations to the extent that such transfer does not compete with Optionee. The Regents shall inform Optionee of third party requests for biological materials and shall provide Optionee with a copy of the fully-executed copy of the Biological Material Transmittal Letter. The Regents shall inform Optionee of comments, suggestions, and information provided The Regents by recipients of the biological materials. Optionee shall not interfere with the efforts of The Regents to bail these materials to third parties.

     The Derived Product(s) are defined in said Agreement as follows:

     1.1 "Derived Product(s)" means any product containing (a) a plasmid, a protein structure, a cDNA clone, a promoter, a gene or a chimeric gene, or fragments thereof and their sequences derived from or comprising the biological materials that are provided to Optionee by The Regents or any product identified through the use of such biological materials, even if such product is subsequently modified after its original identification;
     (b) any protein structure produced or encoded by the biological materials; or (c) a compound (substantially similar or identical to a compound in (a) or (b) above), produced by chemical synthesis or by any other method which could not have been produced but for the use of the biological materials; or (d) any nucleic acid-based biosensor that employs protocols or concepts for its manufacture or use that are provided to Optionee by The Regents that may comprise a solid support, methods of DNA deposition or attachment, processes for DNA preparation for hybridization, hybridization, signal detection, analysis, or any other feature of the nucleic acid-based biosensor.


By:  /s/ Daniel Pinkel                               7-31-95
     ---------------------------        ---------------------------------
     Daniel Pinkel                      Date


By:  /s/ Joe W. Gray                                 8/1/95
     ---------------------------        ---------------------------------
     Joe W. Gray                        Date

                              APPENDIX C - PAGE 1C


            DIRECTOR APPROVAL OF COMMERCIAL RESTRICTIONS OF TANGIBLE
                                RESEARCH PRODUCTS

     In May 1989, the University of California issued the GUIDELINES ON UNIVERSITY-INDUSTRY RELATIONS ("Guidelines"). Guideline 10 entitled "Tangible Research Products" requires that when the commercial availability of tangible research products resulting from the conduct of research are restricted by a license, approval must be obtained from the Director of Lawrence Berkeley Laboratory (or his designee) where the research took place.

     The attached Option entitled "The Glass Chromosome" ("Option") contains provisions that restrict the tangible research products from transfer to commercial competitors of Vysis, Inc., and requires that tangible research products transferred for educational and research purposes be conveyed under a biological material transfer agreement (Appendix A). In accordance with the Guidelines, this Option permits the University to retain the discretion to publish any results of research at any time and to disseminate the tangible materials for educational and research purposes.

     Director Shank of the University of California at Lawrence Berkeley Laboratory approves of the provisions of the attached Option that restrict the commercial availability of tangible research products.


Director Approval:


------------------------------------         ----------------------------------
Director Charles V. Shank                                   Date

                              APPENDIX C - PAGE 1C


            DIRECTOR APPROVAL OF COMMERCIAL RESTRICTIONS OF TANGIBLE
                                RESEARCH PRODUCTS

     In May 1989, the University of California issued the GUIDELINES ON UNIVERSITY-INDUSTRY RELATIONS ("Guidelines"). Guideline 10 entitled "Tangible Research Products" requires that when the commercial availability of tangible research products resulting from the conduct of research are restricted by a license, approval must be obtained from the Director of Lawrence Berkeley Laboratory (or his designee) where the research took place.

     The attached Option entitled "The Glass Chromosome" ("Option") contains provisions that restrict the tangible research products from transfer to commercial competitors of Vysis, Inc., and requires that tangible research products transferred for educational and research purposes be conveyed under a biological material transfer agreement (Appendix A). In accordance with the Guidelines, this Option permits the University to retain the discretion to publish any results of research at any time and to disseminate the tangible materials for educational and research purposes.

     Director Shank of the University of California at Lawrence Berkeley Laboratory approves of the provisions of the attached Option that restrict the commercial availability of tangible research products.


Director Approval:

/s/ Rod M. Fleischman                        3 Aug 95
-----------------------------------          ----------------------------------
Rod M. Fleischman                                           Date
Assoc. Laboratory Director, IGP
for Director Charles V. Shank